Exhibit 99

Michael Bernique Announces His Intent to Retire from RFM Board of Directors

DALLAS--(BUSINESS WIRE)--July 21, 2010--RF Monolithics, Inc. (NASDAQ:RFMI) (“RFM” or the “Company”) today announced that one of its directors and chairman, Michael R. Bernique, has informed the Board of Directors that he intends to retire at the end of his current term and will not seek re-election to the board at RFM’s Annual Meeting of Shareholders, scheduled for January 19, 2011. Mr. Bernique will be 67 when his term expires.

Mr. Bernique has served on the Company’s board since 1997 and as chairman since 1999. He serves as a member of the board’s Audit Committee, Corporate Governance and Nominations Committee and Compensation Committee. Mr. Bernique stated that the decision not to stand for re-election was not due to any disagreement with the Company’s operations, policies or practices.

“We would like to thank Michael for his tenure at RFM and express our gratitude to him for his many years of service. With his decision not to seek re-election, we'll miss his counsel, advice and contributions, and we wholeheartedly wish him well. He has ably and faithfully fulfilled his duties and responsibilities as our chairman and a board and committee member,” said David M. Kirk, the Company’s President and Chief Executive Officer.

About RFM

RF Monolithics, Inc., headquartered in Dallas, Texas, is a provider of solutions-driven, technology-enabled wireless connectivity for a broad range of wireless applications—from individual standardized and custom components to modules for comprehensive industrial wireless sensor networks and machine-to-machine (M2M) technology. For more information on RF Monolithics, Inc., please visit the Company’s website at www.RFM.com.

CONTACT:
RF Monolithics, Inc.
Buddy Barnes, 972-448-3789
Chief Financial Officer
bbarnes@rfm.com